Exhibit 99.1

The Hanover Reports Second Quarter Net Income and

Operating Income of $1.79 and $1.88 per Diluted Share, Respectively;

Combined Ratio of 96.1%; Combined Ratio, Excluding Catastrophes, of 90.7%

WORCESTER, Mass., July 31, 2019 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $74.0 million, or $1.79 per diluted share, in the second quarter of 2019, compared to $99.3 million, or $2.31 per diluted share, in the prior-year quarter. Operating income(1) was $77.7 million, or $1.88 per diluted share, for the second quarter of 2019. This compared to operating income of $76.2 million, or $1.77 per diluted share, in the prior-year quarter.

Second Quarter Highlights

•	Net premiums written increase of 4.0%, which reflects growth in more profitable segments, partially offset by the continued execution of profit improvement initiatives
•	Continued price increases of 6.4% in Core Commercial Lines(2) and 5.0% in Personal Lines(3)
•	Catastrophe losses of $59.6 million, or 5.4 points, including current year losses of $66.6 million, or 6.0 points, and favorable development on prior-year catastrophes of $7.0 million, or 0.6 points
•	Net investment income of $69.6 million, up 6.1% from the prior-year quarter, driven by the investment of increased cash flows from operations and remaining undeployed equity from the sale of Chaucer
•	Announced $150 million accelerated share repurchase (“ASR”) program at the end of June, after the completion of the prior $250 million ASR program announced at the end of 2018
•	Book value per share of $74.39, up 3.4% from March 31, 2019

“We are pleased with our performance in the quarter, generating an adjusted ROE(4) of 12.2% and increasing growth momentum, especially in our most profitable segments,” said John C. Roche, president and chief executive officer at The Hanover.  “We performed well in this dynamic market, as evidenced by pricing increases of 6.4% in Core Commercial Lines and 5% in Personal Lines. We also are pleased with the progress we continued to make across our organization during the quarter, as we advanced our distinctive, agency-centered strategy. The financial and strategic momentum we have established enables us to continue to invest in our business, emphasizing innovation and modernization, and deliver attractive returns to our shareholders. We are more energized than ever about the potential of our company.”

“We delivered a strong underwriting performance during the quarter, with an ex-cat combined ratio of 90.7%(5),” said Jeffrey M. Farber, executive vice president and chief financial officer. “We produced underlying loss ratios in line with our expectations, as we continued to earn meaningful price increases and actively manage the mix of our business.  Our investment portfolio performed well, generating a 6.1% increase in net investment income, driven by higher cash flows and Chaucer sale proceeds. In June, we announced another ASR agreement, returning an additional $150 million of the proceeds from the Chaucer sale, further demonstrating our commitment to responsibly manage capital to the benefit of our shareholders.”

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

	Three months ended		Six months ended
	June 30		June 30
($ in millions, except per share data)	2019	2018	2019	2018
Net premiums written	$1,137.8	$1,094.2	$2,235.8	$2,162.9
Net income	74.0	99.3	196.4	167.0
per diluted share	1.79	2.31	4.77	3.88
Operating income	77.7	76.2	158.4	142.3
per diluted share	1.88	1.77	3.84	3.30
Net investment income	69.6	65.6	139.8	131.6
Book value per share	$74.39	$69.17	$74.39	$69.17
Ending shares outstanding	39.6	42.5	39.6	42.5
Combined ratio	96.1%	95.5%	95.9%	96.1%
Catastrophe ratio	5.4%	5.6%	4.5%	6.0%
Combined ratio, excluding catastrophes(5)	90.7%	89.9%	91.4%	90.1%
Current accident year combined ratio, excluding catastrophes(5)	90.7%	89.9%	91.4%	90.1%

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $72.8 million, compared to $81.8 million in the second quarter of 2018. The Commercial Lines combined ratio was 95.4%, compared to 93.9% in the prior-year quarter. Catastrophe losses were $23.0 million, or 3.5 points of the combined ratio, including favorable development of $5.3 million, or 0.8 points. Second quarter 2018 catastrophe losses were $24.8 million, or 3.9 points of the combined ratio.

Second quarter 2019 results included $4.0 million, or 0.6 points, of net favorable prior-year reserve development, excluding catastrophes, driven by releases in workers’ compensation and commercial multiple peril (“CMP”), partially offset by reserve increases in commercial auto and other commercial lines (“OCL”). This compared to net favorable prior-year reserve development, excluding catastrophes, of $8.0 million, or 1.3 points, in the second quarter of 2018.

Commercial Lines current accident year combined ratio, excluding catastrophes, increased by 1.2 points to 92.5%, from 91.3% in the prior-year quarter. The current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(6), increased by 1.6 points to 58.1%, driven primarily by OCL and commercial auto. The increase in the OCL current accident year loss and LAE ratio was due primarily to large loss activity in inland marine. The higher commercial auto current accident year loss and LAE ratio reflects the increased loss selections made in the second half of 2018 in response to elevated severity in bodily injury coverage. These increases were partially offset by an improvement in the workers’ compensation current accident year loss and LAE ratio.

The expense ratio(7) improved by 0.4 points in the second quarter of 2019, attributable to fixed cost leverage from premium growth and the timing of certain expenses. Further expense savings from operating efficiencies achieved were used to fund increased investments in the business.

Net premiums written were $644.7 million in the quarter, up 2.4% from the prior-year quarter, as growth in the more profitable businesses, including marine, small commercial and professional liability, was partially offset by continued profit improvement initiatives in commercial auto and program business. Core Commercial business price increases averaged 6.4% for the second quarter, while retention was stable at 82.7%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2019	2018	2019	2018
Net premiums written	$644.7	$629.6	$1,322.1	$1,301.5
Net premiums earned	658.8	634.6	1,311.2	1,263.6
Operating income before taxes	72.8	81.8	153.0	143.2
Loss and LAE ratio	61.0%	59.1%	60.1%	60.5%
Expense ratio	34.4%	34.8%	34.7%	35.0%
Combined ratio	95.4%	93.9%	94.8%	95.5%
Prior-year development ratio	(0.6)%	(1.3)%	(0.9)%	(0.8)%
Catastrophe ratio	3.5%	3.9%	2.5%	5.0%
Combined ratio, excluding catastrophes	91.9%	90.0%	92.3%	90.5%
Current accident year combined ratio, excluding catastrophes	92.5%	91.3%	93.2%	91.3%

Personal Lines

Personal Lines operating income before taxes was $31.7 million in the quarter, compared to $27.2 million in the second quarter of 2018. The Personal Lines combined ratio was 97.0%, compared to 97.6% in the prior-year quarter. Catastrophe losses were $36.6 million, or 8.1 points of the combined ratio, including favorable development of $1.7 million, or 0.4 points. Second quarter 2018 catastrophe losses were $34.0 million, or 8.0 points of the combined ratio.

Second quarter 2019 results included $3.3 million, or 0.7 points, of net unfavorable prior-year reserve development, primarily related to personal auto. This compared to net unfavorable prior-year reserve development of $7.8 million, or 1.8 points, in the second quarter of 2018.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 0.4 points to 88.2%, from 87.8% in the prior-year quarter, driven by a higher current accident year loss and LAE ratio, primarily in auto, partially offset by a lower expense ratio. The higher personal auto current accident year loss and LAE ratio reflects the increased loss selections made in the second half of 2018 in response to elevated severity in bodily injury coverage.

The expense ratio improved by 0.5 points in the second quarter of 2019, attributable to fixed cost leverage from premium growth. Further expense savings from operating efficiencies achieved were used to fund increased investments in the business.

Net premiums written were $493.1 million in the quarter, up 6.1% from the prior-year quarter, due to renewal premium growth, including rate increases, as well as new business growth. Personal Lines average rate increases in the second quarter of 2019 were 5.0%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2019	2018	2019	2018
Net premiums written	$493.1	$464.6	$913.7	$861.4
Net premiums earned	452.2	423.6	894.9	837.1
Operating income before taxes	31.7	27.2	58.5	61.5
Loss and LAE ratio	69.8%	69.9%	70.2%	68.9%
Expense ratio	27.2%	27.7%	27.4%	27.8%
Combined ratio	97.0%	97.6%	97.6%	96.7%
Prior-year development ratio	0.7%	1.8%	1.2%	1.1%
Catastrophe ratio	8.1%	8.0%	7.3%	7.3%
Combined ratio, excluding catastrophes	88.9%	89.6%	90.3%	89.4%
Current accident year combined ratio, excluding catastrophes	88.2%	87.8%	89.1%	88.3%

Investments

Net investment income was $69.6 million for the second quarter of 2019, compared to $65.6 million in the prior-year quarter. The increase was primarily due to the continued investment of increased operating cashflows and the investment of the remaining proceeds from the sale of Chaucer. The average pre-tax earned yield on fixed maturities was 3.57% and 3.61% for the quarters ended June 30, 2019 and 2018, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended June 30, 2019 was 3.67%, down from 3.77% in the prior-year quarter.

Net realized and unrealized investment gains recognized in earnings in the second quarter of 2019 and 2018 were $12.1 million and $3.7 million, respectively, primarily due to appreciation in the fair value of equity securities, partially offset by investment impairment charges of $0.4 million and $1.8 million, respectively.

The company held $8.0 billion in cash and invested assets on June 30, 2019.  Fixed maturities and cash represented 85% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio at the end of the second quarter of 2019 were $196.9 million before taxes, an increase in fair value of $130.2 million since March 31, 2019. This change was due to lower prevailing interest rates and tightening credit spreads in the second quarter of 2019.

Matters Related to the Sale of Chaucer

In the second quarter, the company recorded a reduction of $9.9 million in the after-tax gain on the sale of Chaucer, primarily from a decrease in expected contingent consideration, due to increased estimates for Chaucer’s 2018 accident year catastrophe losses by $13.5 million before taxes, recognized in 2019. As disclosed in the September 13, 2018 press release, the $45 million contingent consideration is reduced dollar-for-dollar with Chaucer’s 2018 accident year catastrophe losses above 10% of its net premiums earned.

In addition, due to federal tax law changes enacted during the second quarter of 2019 and applied retroactively, the company recognized an increase of $5.6 million on the income taxes related to the overall gain on the sale of Chaucer.

Shareholders’ Equity

On June 30, 2019, book value per share was $74.39, up 3.4% from March 31, 2019. The increase was driven by earnings accretion and unrealized and realized gains from investments. This was partially offset by the net effect of ASR programs, regular quarterly dividends, and the impact of the Chaucer sale adjustments.

On June 27, 2019, the company announced the completion of the $250 million ASR agreement with JP Morgan entered into at the end of 2018. Under this agreement, the company repurchased approximately 2,069,000 shares of stock, including the final delivery of approximately 280,000 shares on June 28, 2019, at an average price per share of $120.83.

On the same day, the company also entered into an ASR agreement with Scotiabank to repurchase $150 million of the company’s common stock. As of the settlement date of June 28, 2019, the company paid $150 million and received an initial delivery of approximately 950,000 shares of its common stock, or 80% of the shares expected to be repurchased under the ASR agreement. The company expects to receive the remaining shares in September or October 2019, at the conclusion of the ASR buyback period.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Thursday, August 1, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Financial Supplement

The Hanover's second quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	June 30	December 31
($ in millions)	2019	2018
Assets
Total investments	$7,822.6	$7,287.4
Cash and cash equivalents	179.8	1,020.7
Premiums and accounts receivable, net	1,229.0	1,176.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,701.8	1,648.6
Other assets	1,120.1	1,105.0
Assets held-for-sale	-	57.4
Assets of discontinued businesses	106.6	103.9
Total assets	$12,159.9	$12,399.7
Liabilities
Loss and loss adjustment expense reserves	$5,478.5	$5,304.1
Unearned premiums	2,323.4	2,277.8
Debt (2018 includes the $125.0 FHLB loan retired on January 2, 2019)	653.1	777.9
Other liabilities (2018 includes the special dividend for an aggregate $193.4 million)	645.5	947.1
Liabilities held-for-sale	-	22.2
Liabilities of discontinued businesses	118.3	115.9
Total liabilities	$9,218.8	$9,445.0
Total shareholders’ equity	2,941.1	2,954.7
Total liabilities and shareholders’ equity	$12,159.9	$12,399.7

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2019	2018	2019	2018
Revenues
Premiums earned	$1,111.0	$1,058.2	$2,206.1	$2,100.7
Net investment income	69.6	65.6	139.8	131.6
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	0.8	(0.5)	0.4	0.1
Net change in fair value of equity securities	11.7	6.0	60.3	(16.9)
Net other-than-temporary impairment losses on investments recognized in earnings	(0.4)	(1.8)	(0.4)	(2.4)
Total net realized and unrealized investment gains (losses)	12.1	3.7	60.3	(19.2)
Fees and other income	5.9	5.9	11.9	11.8
Total revenues	1,198.6	1,133.4	2,418.1	2,224.9
Losses and expenses
Losses and loss adjustment expenses	717.7	671.2	1,417.3	1,342.1
Amortization of deferred acquisition costs	230.5	221.6	460.0	440.3
Interest expense	9.3	11.4	18.7	22.7
Other operating expenses	131.3	129.6	263.7	261.1
Total losses and expenses	1,088.8	1,033.8	2,159.7	2,066.2
Income from continuing operations before income taxes	109.8	99.6	258.4	158.7
Income tax expense	19.2	17.2	45.2	25.8
Effect of new tax regulations on Chaucer gain on sale	5.6	-	5.6	-
Income from continuing operations	85.0	82.4	207.6	132.9
Discontinued operations (net of taxes):
Sale of Chaucer business	(9.9)	-	(9.0)	-
Income (loss) from Chaucer business	(0.2)	16.8	(0.5)	34.1
Income (loss) from discontinued life business	(0.9)	0.1	(1.7)	-
Net income	$74.0	$99.3	$196.4	$167.0

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three months ended June 30				Six months ended June 30
	2019		2018		2019		2018
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$72.8		$81.8		$153.0		$143.2
Personal Lines	31.7		27.2		58.5		61.5
Other	2.5		(1.7)		5.3		(4.1)
Total	107.0		107.3		216.8		200.6
Interest expense	(9.3)		(11.4)		(18.7)		(22.7)
Operating income before income taxes	97.7	$2.37	95.9	$2.23	198.1	$4.81	177.9	$4.13
Income tax expense on operating income	(20.0)	(0.49)	(19.7)	(0.46)	(39.7)	(0.97)	(35.6)	(0.83)
Operating income after income taxes	77.7	1.88	76.2	1.77	158.4	3.84	142.3	3.30
Non-operating items:
Net realized gains (losses) from sales and other	0.8	0.02	(0.5)	(0.01)	0.4	0.01	0.1	-
Net change in fair value of equity securities	11.7	0.29	6.0	0.14	60.3	1.46	(16.9)	(0.39)
Net other-than-temporary impairment losses on investments recognized in earnings	(0.4)	(0.01)	(1.8)	(0.05)	(0.4)	(0.01)	(2.4)	(0.06)
Effect of new tax regulations on Chaucer gain on sale	(5.6)	(0.14)	-	-	(5.6)	(0.13)	-	-
Income tax benefit (expense) on non-operating items	0.8	0.02	2.5	0.06	(5.5)	(0.13)	9.8	0.23
Income from continuing operations, net of taxes	85.0	2.06	82.4	1.91	207.6	5.04	132.9	3.08
Discontinued Operations (net of taxes):
Sale of Chaucer business	(9.9)	(0.24)	-	-	(9.0)	(0.22)	-	-
Income (loss) from Chaucer business	(0.2)	(0.01)	16.8	0.39	(0.5)	(0.01)	34.1	0.80
Income (loss) from discontinued life businesses	(0.9)	(0.02)	0.1	0.01	(1.7)	(0.04)	-	-
Net income	$74.0	$1.79	$99.3	$2.31	$196.4	$4.77	$167.0	$3.88
Weighted average shares outstanding		41.2		43.1		41.2		43.1

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “projects,” “forecasts,” “potential,” “should,” “could,” “continue,” “outlook,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations or projections that involve significant judgement, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the Company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; growth of net investment income, net premiums written and/or net premiums earned; expense ratio; operating return on adjusted or unadjusted average equity; and/or the effective tax rate;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments, or otherwise, and the number of shares expected to repurchased pursuant to the current accelerated repurchase agreement and outstanding shares in future periods;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns, terrorism or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•	Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer tail” lines;
•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, or other factors;

•	Efforts to manage expenses, while allocating capital to business investment, which is at management’s discretion;
•

Mix improvement and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products believed to be less profitable; offset long-term and/or short-term loss trends due to increased frequency; increased social inflation from a more litigious environment, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases, retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•	Investment returns and the ability to increase new money yields, which are dependent on the macro-economic interest rate environment.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including terrorism) and severe weather;
•

The uncertainty in estimating weather-related losses, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer tails or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•	Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages;
•	The ability to increase or maintain insurance rates in line with anticipated loss costs;
•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•	Disruption of our independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•	Competition, particularly from competitors who have resource advantages;
•	The economic and macroeconomic environment, including inflation and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturity investments;
•

Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and reviver statues and extension of statute of limitations for sexual molestation claims);

•	Financial ratings actions, in particular downgrades to our ratings;
•	Operational and technology risks and evolving technological and product innovation, including the risk of cyber-security attacks or breaches on the company’s systems or resulting in claim payments;
•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•	The ability to collect from reinsurers, and the performance of the discontinued voluntary pools business (including those in the Other segment or in Discontinued Operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. We do not undertake the responsibility to update or revise our forward-looking statements.

Non-GAAP Financial Measures

As discussed on pages 40 and 41 of the company’s Annual Report on Form 10-K for the year ended December 31, 2018, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2018 Annual Report on pages 72-74.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes on equity securities, gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized investment gains and losses, which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from discontinued operations, restructuring costs, the cumulative affect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expenses and taxes. In reference to one of the company’s three segments, “operating income” is the segment income before both interest expense and taxes. The company also uses “operating income per share” (which is after both interest expense and taxes) to compare its operating performance to various external audiences. It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its three segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the relevant periods is included on page 9 of this press release and in the Financial Supplement.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fire, explosions and terrorisms. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes that a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjusted expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “accident year loss ratios”. The company believes that a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparably GAAP measures for the loss and combined ratio calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be construed as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Operating return on equity (“ROE”) and adjusted operating ROE are non-GAAP measures. See end note (4) for a detailed explanation of how these measures are calculated. Operating ROE is based on non-GAAP operating income and adjusted operating ROE is a measure of operating income as a return on only the portion of shareholders’ equity attributable to continuing operations, and therefore, the “un-deployed equity” is excluded from shareholders’ equity and the related net investment income from the reinvestment of the un-deployed equity is excluded from net and operating income. This eliminates the dilutive impact of any excess capital that would have been included in shareholders’ equity and net investment income included in operating income for the corresponding periods presented. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also excluded. The company believes that these measures are helpful in that they provide insight to the capital used by, and results of, the continuing business exclusive of interest, taxes and other non-operating items, and, in this case of “adjusted operating ROE”, undeployed equity attributed to Chaucer. These measures should be by construed as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this press release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Second Quarter 2019 Financial Supplement. Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks.

	Three months ended			Three months ended
	June 30, 2019			June 30, 2018
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$367.5	$277.2	$644.7	$359.9	$269.7	$629.6
Net premiums earned	$385.6	$273.2	$658.8	$371.2	$263.4	$634.6

	Six months ended			Six months ended
	June 30, 2019			June 30, 2018
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$770.0	$552.1	$1,322.1	$758.6	$542.9	$1,301.5
Net premiums earned	$768.0	$543.2	$1,311.2	$739.7	$523.9	$1,263.6

(3)

Price increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Pricing changes do not represent actual increases or decreases realized by the company.

(4)

Operating Return on Average Equity and Adjusted Operating Return on Average Equity (“Operating ROE” and “Adjusted Operating ROE”) are non-GAAP measures. Operating ROE is calculated by dividing operating income after tax for the applicable period (under the heading in this press release “Non-GAAP Financial Measures”, see end note (1)), annualized, by the average of beginning, ending, and interim quarters’ (if applicable) total shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure.  Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled in the table on the following page. For Adjusted Operating ROE, shareholders’ equity is further adjusted for “the un-deployed equity”, which is also a non-

GAAP measure. Additionally, for the calculation of Adjusted Operating ROE, Operating Income, net of tax, is adjusted for the net investment income related to un-deployed equity attributable to Chaucer, net of tax. Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE. See calculations in the table on page 16, including the calculation of GAAP ROE using net income and average shareholders’ equity without adjustments:

	Period ended
($ in millions)	March 31	June 30
	2019	2019
Total shareholders' equity (GAAP)	$2,927.0	$2,941.1
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	90.7	192.3
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	2,836.3	2,748.8
Less: un-deployed equity related to Chaucer	(406.6)	(256.6)
Adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and post-close, un-deployed equity attributable to Chaucer	$2,429.7	$2,492.2

Average shareholders' equity (GAAP)		$2,934.1
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$2,792.6
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and un-deployed equity attributable to Chaucer		$2,461.0

($ in millions)	Three months ended
June 30
Net Income ROE (non-GAAP due to annualization of quarterly earnings)	2019
Net income (GAAP)	$74.0
Annualized net income*	$296.0
Average shareholders' equity (GAAP)	$2,934.1
Return on equity	10.1%
Operating Income ROE (non-GAAP)
Operating income after taxes	$77.7
Annualized operating income, net of tax*	$310.8
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,792.6
Operating return on equity	11.1%
Adjusted Operating Income ROE (non-GAAP)
Annualized operating income, net of tax*	$310.8
Less: Annualized net investment income related to un-deployed equity attributable to Chaucer, net of tax**	$11.8
Annualized operating income, including adjustment for NII related to un-deployed equity attributable to Chaucer, net of tax	$299.0
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and un-deployed equity attributable Chaucer	$2,461.0
Adjusted operating return on equity	12.2%

*For the three months ended June 30, 2019, annualized net and operating income is calculated by multiplying three months ended net income and operating income, respectively, by four.

**Annualized net investment income related to un-deployed equity attributable to Chaucer is calculated by multiplying the un-deployable equity attributable to Chaucer held throughout the quarter by the total annualized pre-tax yield, net of tax.

(5)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These measures are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes losses:

	Three months ended			Three months ended
	June 30, 2019			June 30, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total combined ratio (GAAP)	95.4%	97.0%	96.1%	93.9%	97.6%	95.5%
Less: Catastrophe ratio	3.5%	8.1%	5.4%	3.9%	8.0%	5.6%
Combined ratio, excluding catastrophe losses (Non-GAAP)	91.9%	88.9%	90.7%	90.0%	89.6%	89.9%
Less: Prior-year reserve development ratio	(0.6%)	0.7%	-	(1.3%)	1.8%	-
Current accident year combined ratio, excluding catastrophe losses (Non-GAAP)	92.5%	88.2%	90.7%	91.3%	87.8%	89.9%

	Six months ended			Six months ended
	June 30, 2019			June 30, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total combined ratio (GAAP)	94.8%	97.6%	95.9%	95.5%	96.7%	96.1%
Less: Catastrophe ratio	2.5%	7.3%	4.5%	5.0%	7.3%	6.0%
Combined ratio, excluding catastrophe losses (Non-GAAP)	92.3%	90.3%	91.4%	90.5%	89.4%	90.1%
Less: Prior-year reserve development ratio	(0.9%)	1.2%	-	(0.8%)	1.1%	-
Current accident year combined ratio, excluding catastrophe losses (Non-GAAP)	93.2%	89.1%	91.4%	91.3%	88.3%	90.1%

(6)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

	Three months ended			Three months ended
	June 30, 2019			June 30, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total loss ratio (GAAP)	61.0%	69.8%	64.6%	59.1%	69.9%	63.5%
Less: Catastrophe ratio	3.5%	8.1%	5.4%	3.9%	8.0%	5.6%
Prior-year reserve development ratio	(0.6%)	0.7%	-	(1.3%)	1.8%	-
Current accident year loss and LAE ratio, excluding catastrophe losses (non-GAAP)	58.1%	61.0%	59.2%	56.5%	60.1%	57.9%

	Six months ended			Six months ended
	June 30, 2019			June 30, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total loss ratio (GAAP)	60.1%	70.2%	64.2%	60.5%	68.9%	63.9%
Less: Catastrophe ratio	2.5%	7.3%	4.5%	5.0%	7.3%	6.0%
Prior-year reserve development ratio	(0.9%)	1.2%	-	(0.8%)	1.1%	-
Current accident year loss and LAE ratio, excluding catastrophe losses (non-GAAP)	58.5%	61.7%	59.7%	56.3%	60.5%	57.9%

(7)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.